Exhibit 4.1

AMENDMENT

dated as of April 4, 2012

with respect to the:

TWELFTH SUPPLEMENTAL INDENTURE

governing

US$1,000,000,000

4.375% Guaranteed Notes due 2022

dated as of January 11, 2012

among

VALE OVERSEAS LIMITED

as Issuer

and

VALE S.A.

as Guarantor

and

THE BANK OF NEW YORK MELLON

as Trustee

Amendment, dated as of April 4, 2012, among VALE OVERSEAS LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (herein called the “Company”), having its registered office at Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands, VALE S.A., a company organized under the laws of the Federative Republic of Brazil (herein called the “Guarantor”), having its principal office at Avenida Graca Aranha, No. 26, 17 Andar, 20030-900 Rio de Janeiro, RJ, Brazil, and THE BANK OF NEW YORK MELLON (as successor to The Bank of New York), a banking corporation duly organized and existing under the laws of the State of New York, having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, as Trustee (herein called the “Trustee”) to the Twelfth Supplemental Indenture, dated as of January 11, 2012, among the Company, the Guarantor and the Trustee (the “Twelfth Supplemental Indenture”).

W I T N E S S E T H :

Whereas, the Company and the Guarantor have heretofore executed and delivered to the Trustee the Twelfth Supplemental Indenture to the Amended and Restated Indenture dated as of November 21, 2006 (the “Base Indenture”), providing for the issuance of the Company’s 4.375% Guaranteed Notes due 2022 (the “Notes”);

Whereas, Section 2.1 of the Twelfth Supplemental Indenture provides that the Company may, from time to time and without the consent of the holders of the Notes, issue additional notes (the “Additional Notes”) on terms and conditions identical to those of the Notes, which Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes;

Whereas, the Company and the Guarantor desire by this Amendment to such Twelfth Supplemental Indenture to issue Additional Notes on terms and conditions identical to those of the Notes, which Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes. The Additional Notes will also be known as the Company’s 4.375% Guaranteed Notes due 2022, the terms and provisions of which are as specified in the Twelfth Supplemental Indenture as further supplemented by this Amendment to the Twelfth Supplemental Indenture; and

Whereas, the Company and the Guarantor have duly authorized the execution and delivery of this Amendment to the Twelfth Supplemental Indenture and all things necessary to make this Amendment to the Twelfth Supplemental Indenture a valid and binding legal obligation of the Company and the Guarantor according to its terms have been done.

Now, therefore, for and in consideration of the foregoing premises, the Company and the Guarantor covenant and agree with the Trustee:

1.                                      Capitalized Terms

Capitalized terms used herein without definition shall have the meanings assigned to them in the Twelfth Supplemental Indenture.

2.                                      General Terms And Conditions of the Additional Notes

There are hereby authorized and established Additional Notes designated the “4.375% Guaranteed Notes due 2022”. The Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes. The Additional Notes will initially be limited to an aggregate principal amount of US$1,250,000,000.  Together, the aggregate principal amount of the Additional Notes and the Notes will be US$2,250,000,000.  The terms and conditions of the Additional Notes are identical to those of the Notes as specified in the Twelfth Supplemental Indenture as further supplemented by this Amendment to the Twelfth Supplemental Indenture.

3.                                      Miscellaneous Provisions

3.1                               This Amendment to the Twelfth Supplemental Indenture is a supplement to the Twelfth Supplemental Indenture

This Amendment to the Twelfth Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Twelfth Supplemental Indenture and shall be construed in connection with and as part of the Twelfth Supplemental Indenture.  The Twelfth Supplemental Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Twelfth Supplemental Indenture shall continue in full force and effect.  The Twelfth Supplemental Indenture as modified hereby shall be read, taken, and construed as one and the same instrument.

3.2                               References to this Amendment to the Twelfth Supplemental Indenture

Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment to the Twelfth Supplemental Indenture may refer to the Twelfth Supplemental Indenture without making specific reference to this Amendment to the Twelfth Supplemental Indenture, but nevertheless all such references shall be deemed to include this Amendment to the Twelfth Supplemental Indenture unless the context otherwise requires.

3.3                               Execution in Counterparts

This Amendment to the Twelfth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

3.4.                            Severability

In the event that any provisions of this Amendment to the Twelfth Supplemental

Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.                                      The Trustee

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment to the Twelfth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

5.                                      Governing Law

This Amendment to the Twelfth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

6.                                      Effectiveness

This Amendment to the Twelfth Supplemental Indenture shall become effective upon execution by the Company, the Guarantor and the Trustee.

[Signature page follows]

In Witness Whereof, each of the parties hereto have caused this Amendment to the Twelfth Supplemental Indenture to be duly executed on its behalf, all as of the day and year first written above.

VALE OVERSEAS LIMITED

By:	/s/ Luciana Ribeiro da Costa Werner
	Name:	Luciana Ribeiro da Costa Werner
	Title:	Attorney-in-Fact

By:	/s/ Bruna Braz Gonçalves Botelho
	Name:	Bruna Braz Gonçalves Botelho
	Title:	Attorney-in-Fact

VALE S.A.

By:	/s/ Luciana Ribeiro da Costa Werner
	Name:	Luciana Ribeiro da Costa Werner
	Title:	Attorney-in-Fact

By:	/s/ Bruna Braz Gonçalves Botelho
	Name:	Bruna Braz Gonçalves Botelho
	Title:	Attorney-in-Fact

THE BANK OF NEW YORK MELLON, as
Trustee

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title	Vice President